EXHIBIT A

August 15, 2013

Mr. Steven M. Billick

Chairman of the Board

MTR Gaming Group

P.O. Box 358

Route 2 South

Chester, WV. 26034

Dear Mr. Billick:

We are disappointed that we were unable to come to an agreement with respect to MTR Gaming’s acquisition of Jacobs Entertainment, Inc. As of August 15, 2013, we withdraw our proposal and terminate negotiations of a transaction. We have decided not to proceed with a transaction at this time so that we can monitor the impact of competition from the Hard Rock Rocksino Northfield Park as well as Hollywood Slots at Mahoning Valley Race Course and Lawrence Downs Casino and Racing Resort. We plan on paying close attention to the current board’s actions and continue evaluating the performance of our investment in MTR. We intend to carefully consider all of our options with respect to our investment and its protection.

Sincerely,

/s/ Jeffrey P. Jacobs

Jeffrey P. Jacobs

c.c: Robert A. Blatt, David Berman, Charles Protell

11770 US HIGHWAY ONE, SUITE 600 • NORTH PALM BEACH, FL 33408 • 561-776-6050 • FAX 561-776-6090